EXHIBIT 99

Date:	October 13, 2005

Subject:	Baldor Electric Company 3rd Quarter and YTD 2005 Results and Discussion

Page:	1 of 3

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results of the third quarter and first nine months of 2005.

	3rd Quarter		% Change	Year		% Change
(in thousands except per share data)	2005	2004		2005	2004
	13 weeks ended Oct 1 2005	13 weeks ended Oct 2 2004		39 weeks ended Oct 1 2005	39 weeks ended Oct 2 2004
Net Sales	$190,019	$168,832	+13%	$538,907	$485,350	+11%
Cost of Sales	137,197	124,093		391,014	353,807

Gross Profit	52,822	44,739	+18%	147,893	131,543	+12%
SG&A	32,151	28,744		92,430	86,441

Operating Profit	20,671	15,995	+29%	55,463	45,102	+23%
Other Expense	524	291		1,605	826
Profit Sharing	2,377	1,844		6,347	5,160

Earnings Before Income Taxes	17,770	13,860	+28%	47,511	39,116	+21%
Income Taxes	6,609	5,128		17,617	14,473

Net Earnings	$11,161	$8,732	+28%	$29,894	$24,643	+21%

Earnings Per Share – Diluted	$0.33	$0.26	+27%	$0.89	$0.74	+20%
Dividends Per Share	$0.16	$0.14	+14%	$0.46	$0.42	+10%

Average Shares Outstanding	33,728	33,419	+ 1%	33,762	33,422	+1%

John McFarland, Chairman and CEO, commented on the Company’s results. “We are pleased to announce record sales for the third quarter of $190 million, an increase of 13%. This was our sixth consecutive quarter of record sales. Incoming orders continue to be strong in the first two weeks of October.”

McFarland added, “Gross and operating margins both increased during the quarter due to productivity improvements in our plants and record sales. Earnings increased 28% to $11 million and earnings per share increased 27% to $0.33. In spite of our investments and actions to control energy and material costs, these costs continue to increase. As a result, we will have a 5% price increase on motors effective November 13.”

Balance Sheet Summary

(in thousands)	2005	2004
	Oct 1 2005	Oct 2 2004
Cash & Marketable Securities	$48,387	$51,735
Trade Receivables – net	118,375	107,408
Inventories	114,710	120,631
Working Capital	218,351	198,513
Total Debt	99,025	104,027
Shareholders’ Equity	295,811	273,196

Cash Flow from Operations (YTD)	$36,986	$25,645

Operating Margins

	Sales (in millions)	Operating Margins
Q3 ‘04	$169	9.5%
Q4 ‘04	$163	9.5%
Q1 ‘05	$171	9.8%
Q2 ‘05	$178	10.1%
Q3 ‘05	$190	10.9%

(Continued on page 2)

Date:	October 13, 2005	For more information contact
		Baldor Electric Company P O Box 2400 Fort Smith, Arkansas 72902	Phone: Fax: Website:	479-646-4711 479-648-5752 www.baldor.com
Subject:	Baldor Electric Company
3rd Quarter and YTD 2005
	Results and Discussion	John A. McFarland		Chairman & CEO
		Ronald E. Tucker	President, CFO & Secretary
Page:	2 of 3	Tracy L. Long	Treasurer & Assistant Secretary

Following are answers to questions recently asked by shareholders.

Q … Where do you see strength in your business?

During the third quarter, industrial motor sales were up 16%, generator sales were up 44%, and drives sales were down 16%. Industrial motor sales were strong across the board and made up 76% of sales. Sales of both our high-efficiency Super-E® motor and large motor (60 horsepower and above) lines grew at more than 20%.

Generator sales increased to a record $20 million during the quarter and made up 11% of sales. Approximately $6 million in generator sales were due to hurricanes, compared to $3 million during the same quarter last year. We believe that the recent hurricanes have increased awareness of the need for backup power across the country.

Drives sales declined in the quarter due in part to weakness in Europe. We expect better results in the fourth quarter with the introduction of new products including the H2 family of drives.

Q … Do you believe you are gaining market share?

We believe our product quality, large inventories of stock motors, and short lead times on custom motors are helping us gain market share, especially in large motors (60 horsepower and above).

Q … Have material costs changed during the quarter?

In addition to record-high copper prices, we have experienced price increases on many other components such as cast iron, electrical steel, aluminum, transportation and energy costs.

Q … How do rising energy costs affect you?

Rising energy costs affect us in two ways, one bad and the other good.

Over 60% of our electric bill is spent running electric motors, as is the case for most industrial users. As utility costs go higher, they have a negative impact on our earnings. Therefore, to control these costs, we have been investing to improve our energy efficiency by upgrading to high-efficiency motors and lighting. Natural gas also continues to increase dramatically, and as a result, we are installing high-efficiency furnaces.

On the other hand, we see significantly more benefit from the rising cost of electricity. As electricity prices rise, the small premium paid for a high-efficiency motor is earned back more quickly. More of our customers are choosing to buy high-efficiency motors, and sales of these products are up over 24% for the year. An example of the savings these customers gain is shown below.

Motor Horsepower	Annual Average Energy Costs (1)	Super-E Purchase Premium	Annual Super-E Savings
5	$3,858	$177	$227
50	$36,025	$856	$1,265
150	$104,504	$1,236	$2,395

(1)	Per Dept. of Energy study published Dec. 1998. Motors are run continuously at an energy cost of $0.10 per kWh

(Continued on page 3)

Date:	October 13, 2005	For more information contact
		Baldor Electric Company P O Box 2400 Fort Smith, Arkansas 72902	Phone: Fax: Website:	479-646-4711 479-648-5752 www.baldor.com
Subject:	Baldor Electric Company
3rd Quarter and YTD 2005
	Results and Discussion	John A. McFarland		Chairman & CEO
		Ronald E. Tucker	President, CFO & Secretary
Page:	3 of 3	Tracy L. Long	Treasurer & Assistant Secretary

Q … Has the profitability of the generator products improved?

Yes. Not only have the generator products grown in revenues, but their profitability has also improved. Generator margins are now nearly two-thirds those of motors.

Q … How have you improved your cash flow?

By better managing our inventories, we were able to improve cash flow this quarter while maintaining the service and availability our customers have come to expect. Higher net income and improved collections of receivables also positively impacted cash flow.

Q … How are you investing the cash you are generating?

During the quarter, we increased our dividend by 7%, repaid $5 million of long-term debt, and repurchased nearly $2 million of our own stock. Even with these actions, our cash position increased by $5 million from the second quarter.

Q … As your sales grow, are you adding capacity?

We are adding capacity through productivity and good capital investments.

Q … How are your foreign operations performing?

We saw improvements in our Asian and Latin American businesses. Sales in Europe were weak throughout the quarter.

We are no longer pursuing the Chinese joint venture that we announced last spring. This joint venture was established to produce linear motors in anticipation of obtaining specific projects. These projects never materialized. We will continue to sell our products in Asia through our local offices in Singapore, Japan, China, Taiwan, Korea, and India, and will look for other opportunities to serve this growing market.

During the fourth quarter, we are purchasing the minority interest in our Australian subsidiary for $2.5 million. Australian Baldor Pty has been profitable for the past 24 years. The transaction will be slightly accretive.

Q … When will you update us again?

We will make a presentation at the Baird 2005 Industrial Conference in Chicago on Tuesday, November 8, at 10:05 a.m. (CST). We will also make presentations at the Southwestern Showcase in Dallas on Thursday, November 17 and the Bear Stearns Capital Goods Conference in New York on Thursday, December 8.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.